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Exhibit 10.4

GROGAN FINANCIAL SERVICES, INC.

2620 S. Maryland Parkway #359
Las Vegas, NV 89109
702 737 7005
fax 702 737 4676
EMAIL: CEO@GROGANFINANCIAL.COM

MEMO TO: ERNEST MOODY, PRESIDENT                       SEPTEMBER 22, 2000
         ACTION GAMING

         MARK BRADLEY, PRESIDENT                       TERM SHEET
         PLAYERS NETWORK


TERM SHEET BETWEEN THE PLAYERS NETWORK, INC. ("PLAYERS" AND OR "THE COMPANY"), AND ACTION GAMING, INC. ("ACTION").

This Term Sheet summarizes the material business points agreed upon to date which will form the basis of a Definitive Agreement (the "Definitive Agreement") between The Players Network, Inc. ("Players" and/or "The Company") and Action Gaming, Inc. ("Action") in connection with investment by Action into Players, and related mutual strategic alliances.

WHEREAS, it is the intention of The Players Network to develop various broadband entertainment venues within the gaming industry with the latest technology, including gaming educational products, and creating a gaming internet portal for casino players;

WHEREAS, it is the goal of Action Gaming to seek investments within the gaming industry which will help to promote gaming products which it designs and creates, as well as internet sites which it owns and operates for the purpose of casino play and product promotion;

THEREFORE, IT IS SET FORTH:

PLAYERS AND ACTION UNDERSTANDINGS:

It is agreed, subject to a Definitive Agreement, being approved by the Board of Directors of both companies, and a signed formalized Stock Purchase Agreement, that Action Gaming, and or its assignees, shall invest into The Players Network corporation in the following manner:

INVESTMENT:


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Action Gaming,  and or its assignees,  shall invest  $250,000 (Two Hundred Fifty
Thousand Dollars) in the purchase of Common Stock A of The Player Network, at a price of $.55 (fifty five cents) per share. Such Stock shall be restricted as subject to securities regulations. Such Action assignees, if any, shall be acceptable to Players, not to be unreasonably withheld.

That by this First Purchase (First Closing), Action shall be granted an option (Option #1) for six months from the date of closing of the First Purchase, to invest an additional $250,000 for common stock purchase at $.70 (seventy cents) per share.

That by the First Purchase, Action and/or its assignees, would have a 12 month option (Option #2) to acquire 750,000 common shares of Players common stock at $1.00 per share.

That if Action exercises Option #2 before the six month period elapses, Action will gain a third option (Option#3), that Action can purchase 750,000 shares at $1.50 per share within an 18 months of the First Closing.

Attached to all these options, is that Action must notify the Company, at least twenty business days before the due date of its intention to exercise or not exercise.

RECAP OF INVESTMENT.

First Closing              $250,000             454,545 shares ($.55 per share)
Option #1 (6 months)        250,000             357,143 shares  ($.70)
Option #2 (12 mos.)         750,000             750,000 shares  ($1.00)
Option #3 (18 mos.)       1,125,000             750,000 SHARES  ($1.50)
                          ---------             --------------
                         $2,375,000             2,311,688 shares


ACCELERATED DISCOUNT: If Action were to exercise Option #1 within 4 months from the First Closing, shares could be purchased at $.65 per share; if Option #2 were exercised within 8 months from the First Closing, shares could be purchased at $.90 per share. If Option #3 is exercised within a 12 month period from First Closing, then shares could be purchased at $1.30 per share.

DUE DILIGENCE. Prior to signing the Definitive Agreement, Action would have the right to inspect the books and records of the Company, during normal business hours. Action would receive all notice of Players Board action between September 1, 2000 and the closing on the Definitive Agreement.

PLAYERS OBLIGATIONS. By this investment, Players agrees to the following:

         1. The Company may issue up to $200,000 at or above $.70 per share in the next 90 days from the date of First Closing. For a six month period, no additional shares or options can be issued at less than $1.25 per share without Action's approval except for the previously mentioned dollar amount..


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         2.       The President of the Company,  Mr. Mark  Bradley,  would grant
                  Action the right of first refusal to purchase any shares he owns, when an offer is made by bona fide third part.

         3. Players grants Action the right to name one member to the current five member board of directors, and another member who is so qualified if such board is expanded to seven members. The second board member shall be acceptable to Players, not to be unreasonably withheld.

         4. Players management agrees that it will, prior to First Closing, submit to Action and the Players Board of Directors a one-year operating budget which will be maintained as a working document, amended from time to time. The Chairman of the Company's Finance Committee of the Board of Directors shall be the Action designated board member, and for a period of one year the Finance Chairman shall have veto power over any capital expenditure or lease, over $15,000, outside the submitted budgetary scope of the Company, that such veto power shall not be unreasonably withheld. After First Closing, the Board would have approval power on any stock or option plans brought forth by management.

STRATEGIC ALLIANCES. As part of this investment and in an on-going business relationship with Action, Players agrees to the following strategic alliance operations:

         5. Players Network will highlight all Action games on all channels or sites or wherein Players supplies internet or hotel programming content. That MultiPlay (TM) videopoker games will be the highlighted videopoker game of preferred choice within all Players Network sites, or contractual content packages to clients. Action may waive this exclusivity if any client totally refuses to highlight such specific games, or that a particular casino does not offer MultiPlay games.

         6. Action Gaming shall have an on-going banner ad, or acceptable link, on its Home Page that directs visitors to a "Play Casino Games" or dot com name location (top half) as designated by Action Gaming, and in banner ads or in the index bar on related Players Network pages; that such design look and positioning shall fit in the context of the over-all page design;

         7. Players Network shall provide without cost, except where noted, Players Network content to any and all websites controlled by, or operated by Action Gaming et. al., however not as a method to circumvent Players potential client base.

      Such examples might be:

                  o Players General Store would be located on Action sites, in which Action et.al. would receive a percentage of revenue for sales generated through such sites;

                  o Players Network would provide how-to-play videopoker and casino educational content (video library or streaming video) with a nominal $150 per month per individual internet site, and the pass-through cost

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                           of  bandwidth,  on Action or affiliate  Action gaming
                           internet sites or in Action multimedia formats;

                  o Players would provide to Action designated sites live streaming educational broadcasts, or other gaming news sports content as requested by Action, and Action would pay for the pass-through cost of bandwidth per site.

                  o        Players  will  seek  to  have  IGT  develop   further
                           educational videos for their game products which include Action designs.

         8. Players and Action shall work together so that Action shall be, without cost, a Sponsor of the Player webcast at World Gaming Expo, and Players will provide software video content, and live streaming webcasts to Action Gaming's booth (Skytron set-up) at the World Gaming Expo this coming October, subject to having appropriate technology available at the Action booth.

         9. Players and Action are separate and individual corporations, and both acknowledge that they will mutually seek to be supportive to each other's product lines, and seek to create with each other additional joint venture strategic alliances.


FURTHERMORE, IT IS RESOLVED:

INVESTMENT OPPORTUNITIES. That Players shall offer to Action, if Players deems appropriate, the opportunity to participate in any corporate investment project that Players might consider that would require outside investors.

          That Action would have a first right of refusal to participate on a parity basis on any Company Stock Investment Plan offered to outside investors, and/or a right to match any other major investor's proposed investment into the Company.

         Players agrees that it would help Action in the normal course of business to create Action's own streaming video live web cast sites, using the latest technology; or to produce live video poker tournaments for Action Gaming designated sites (i.e. videopoker.com); that Action may consider to develop its own programming, cable or internet. That such costs shall be negotiated between parties to rates favorable and acceptable to Action.


MISCELLANEOUS PROVISIONS:

         That as part of this transaction, and the efforts in facilitating and negotiating this Investment, that Players has hired Grogan Financial Services, Inc., as a negotiator-consultant, and he shall be paid a fee in the amount of 20,000 shares of Common A stock of the Company, priced at $.55 per share. It is also acknowledged that Grogan Financial Services also is consultant to Action

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Gaming,  and both  parties are aware of this  transaction,  and find it mutually acceptable.

         That Players and Action sales people, or their agents, may cross-sell and merchandise each other's products for commission income.

         That Action shall create a link from its two primary sites: videopoker.com and actiongaming.com to PlayersNetwork.com, and to those other sites Action feels as appropriate. Such links might be for the Gamblers Store, Educational streaming, or the general Home Page site, as Action deems appropriate.

FINALLY, IT IS UNDERSTOOD:

These negotiations are confidential and shall not be released or discussed by either party without the prior written consent of the other party except to their Board of Directors, their attorneys and accountants in the ordinary course of business.


Respectfully submitted:

Stephen Grogan, President
Grogan Financial Services, Inc.


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